UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933





                               AGROCAN CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)


         Delaware
----------------------------                                -------------
(State or Other Jurisdiction                               (IRS  Employer
    of  Incorporation)                                  Identification  No.)

                                 Dominion Centre
                        43-59 Queen's Road East Suite 706
                                    Hong Kong
                                 (852) 2519-3933
--------------------------------------------------------------------------------
(Address  of  principal  executive  offices)                  (Zip  Code)



                      Fiscal 2001 Equity Compensation Plan
             ------------------------------------------------------
                              (Full Title of Plan)




                                 Craig G. Ongley
                         Vial, Hamilton, Koch & Knox LLP
                          1717 Main Street, Suite 4400
                               Dallas, Texas 75201
                                Tel: 214-712-4400
                                Fax: 214-712-4402

            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                With a copy to:

                                 Craig G. Ongley
                         Vial, Hamilton, Koch & Knox LLP
                          1717 Main Street, Suite 4400
                               Dallas, Texas 75201
                                Tel: 214-712-4400
                                Fax: 214-712-4402

 Title of
Securities     Amount  to   Proposed  Maximum  Proposed  Maximum    Amount  of
  to  be            be        Offering  Price      Aggregate       Registration
Registered     Registered     Per  Share  (1)   Offering  Price        Fee
-------------  -----------  -----------------  ----------------   -------------
Common shares     280,000   $            1.00  $        280,000   $       32.50
$0.0001
par  value

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item  1.

Item  1.  Plan  Information

     AgroCan Corporation (the "Company") is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2001 Equity Compensation Plan (the "Plan") adopted by the Board of Directors on March 23, 2001. The Board has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

     Alan  J.  Bent                140,000 shares for consulting services
     Steve  Kwok                   140,000 shares for consulting services


Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation  of  Documents  by  Reference.

     (a) The following documents filed with the Securities and Exchange Commission by AgroCan Corporation, a Delaware corporation (the "Corporation" or the "Registrant"), are incorporated by reference:

          (1) The Corporation's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 as filed with the Securities and Exchange Commission on May 8, 2002.

          (2) The Corporation's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001, as filed with the Securities and Exchange Commission on January 11, 2002.

The description of the Corporation's Common Stock set forth on Page 22 and 23 of
Part  I  of  the  Corporation's  Registration  Statement  on Amendment 3 to Form
10-SB/12g dated December 22, 1999, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


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
     (b)     All other reports or documents filed by the  Registrant pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registration documents referred to above are hereby incorporated by reference.


Item  4.  Description  of  Securities.

     Not  Applicable.


Item  5.  Interest  of  Named  Experts  and  Counsel.

     Neither the Registrant's attorney Craig Ongley of Dallas, Texas or the Registrant's accountants Horwath Gelfond Hochstadt Pangburn, P.C. of Denver, Colorado nor any other experts named in the registration statement has any equity or other interest in the Registrant.


Item  6.  Indemnification  of  Directors  and  Officers.

      Under our Article of Incorporation and Bylaws of the Corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

     Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item  7.  Exemption  from  Registration  Claimed.

Not  applicable.


Item  8.  Exhibits.

Exhibit  No.   Document  Description
-----------    ---------------------
 3.1           Articles  of  Incorporation,  dated  December,  1997 incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

 3.1(I)        Amendment  to  Articles of  Incorporation  dated  May  15,  1998 automatically subdividing each share of common stock into two shares of common stock, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

 3.2 Company's By-Laws, incorporated by reference to the Company's Registration Statement filed on Form 10-SB-2 on May 4, 1999.

 5.1 Opinion of Craig Ongley. Regarding the legality of the Securities being registered.

10.1 Joint-Venture Contract dated October 18, 1996 with Nanchang Organic Fertilizer Factory for the establishment of Jiangxi Fenglin Chemical Industry Company Limited, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

10.2 Lease Agreement dated December 18, 1996 with Xipho Development Company Limited for Hong Kong Office, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

10.3 Land Lease Agreement dated January 25, 1997 with Guangxi Forestry Science Institute for Guangxi Linmao, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

10.4 Lease Agreement dated October 18, 1996 with Jiangxi Province Nanchang Organic Fertilizer Factory for Jiangxi Fenglin, Incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

10.5 Land Lease Agreement dated July 3, 1997 with People's Government of Fubei Town, Linchuen City, Jiangxi, Peoples Republic of China for Jiangxi Jiali, incorporated by reference to the Company's
               Registration  Statement  filed  on  Form  10-SB  on  May 4, 1999.

Exhibit  No.
(Cont.)        Document  Description
-----------    ---------------------

10.6           Fiscal  2001  Equity  Compensation  Plan approved on June 6, 2002

21. Subsidiaries of the Registrant, incorporated by reference to the Company's Registration Statement filed on Form 10-SB on May 4, 1999.

23.1 Consent of Horwath Gelfond Hochstadt Pangburn, P.C. Certified Public Accountants.


Item  9.  Undertaking.

The registrant makes the following undertakings:

     (a)   (1)   (i)   To file, during any period in which offers  or  sales are
being  made,  a  post-effective  amendment  to  this  registration  statement:

                 (ii) To reflect in the prospective any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, the paragraph (1) (i) and (1) (ii) do not apply if the information in the post effective amendment by those paragraphs is contained in a periodic report by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in Hong Kong, on July 9, 2002.


                                         AGROCAN  CORPORATION
                                         (Registrant)

                                         By:  /s/  Lawrence  Hon
                                             ---------------------------
                                         Lawrence  Hon,  President
                                         Chief  Executive  Officer


                                         By:  /s/  Carl  Yuen
                                             ---------------------------
                                         Carl  Yuen,  Chief  Financial
                                         Officer


     Each person whose signature appears below hereby constitutes and appoints Lawrence Hon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933. Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in their capacities and on the dates indicated.


Signature                   Title                                       Date

/s/  Lawrence  Hon          President and Chief Executive Officer     07/09/02
----------------------
Lawrence  Hon


/s/  Danny  Wu              Secretary and Director                    07/09/02
----------------------
Danny  Wu


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